EXHIBIT 99.1

THOR Industries Delivers Record Fourth Quarter And Fiscal 2022 Results

FISCAL 2022 NET SALES TOP $16.3 BILLION WITH EARNINGS PER SHARE OF $20.59

Fiscal Fourth Quarter 2022 Highlights

  Net sales for the fourth quarter were $3.82 billion, an increase of 6.4% as compared to the fourth quarter of fiscal 2021.
  Consolidated gross profit margin for the fourth quarter was 17.5%, a 90 basis point improvement over the comparable prior-year period.
  Earnings per share for the fourth quarter were $5.15 per diluted share, an increase of 25.0% as compared to $4.12 per diluted share in the same period of the prior fiscal year.
  During the fourth quarter, the Board of Directors approved an additional authorization for share repurchases of approximately $450 million, raising the total authorization granted by the Board during fiscal 2022 to approximately $700 million.

Fiscal Year 2022 Highlights

  Net sales for fiscal year 2022 were $16.31 billion, an increase of 32.4% as compared to fiscal year 2021.
  Earnings per share for fiscal year 2022 were $20.59 per diluted share, an increase of 73.8% as compared to $11.85 per diluted share in the prior fiscal year.
  During the first fiscal quarter of fiscal 2022, THOR acquired Airxcel, a significant supplier to the North American RV industry.
  During fiscal year 2022, the Company made principal payments of $332.9 million on its Term Loan.
  During fiscal year 2022, the Company repurchased $165.1 million of common stock.

ELKHART, Ind., Sept. 28, 2022 (GLOBE NEWSWIRE) -- THOR Industries, Inc. (NYSE: THO) today announced record financial results for its fourth fiscal quarter and fiscal year ended July 31, 2022.

“Our fourth quarter results capped off a record-breaking fiscal year for THOR Industries. Our financial results were supported by outstanding performance across our portfolio of leading brands. For fiscal 2022, net sales eclipsed the $16 billion mark and net income attributable to THOR exceeded $1 billion for the first time in the Company’s history,” said Bob Martin, President and CEO of THOR Industries.

“Responding to record post-pandemic demand that accelerated a secular shift in our market since the middle of 2020, our teams did a remarkable job of navigating labor and supply chain constraints to deliver record unit shipments in fiscal 2022 in order to meet strong end demand and restock dealer inventory. At July 31, 2022, North American independent dealer inventory levels of most towable products were fully restocked while independent dealer inventories of motorized and European products remained below optimal levels.

“During the fiscal fourth quarter, and consistent with our previously announced expectations, we experienced a softening in towable order activity due to successful dealer restocking of towable units combined with lower consumer confidence and macroeconomic uncertainty, which adversely impacted end consumer demand. In response to these conditions, our teams proactively reduced production levels of towable products to keep dealer inventory levels balanced and we remain disciplined in aligning wholesale production with retail demand. Despite the near-term macroeconomic uncertainty, our variable cost structure and the experienced leadership across our enterprise enabled us to successfully manage through the changing market conditions, and our fourth quarter results demonstrate that success,” said Martin.

Fourth-Quarter Financial Results

Consolidated net sales were $3.82 billion in the fourth quarter of fiscal 2022, compared to $3.59 billion in the fourth quarter of fiscal 2021. The increase in consolidated net sales was largely impacted by the increase in the average sales price of our units, partially offset by a decrease in units sold. The addition of Airxcel, acquired in September 2021, accounted for $129.6 million of the increase in net sales for the fourth quarter of fiscal 2022, net of intercompany sales.

Consolidated gross profit margin increased 90 basis points to 17.5% for the fourth quarter of fiscal 2022, from 16.6% in the corresponding period a year ago driven by margin-focused operational improvements and management’s continued discipline to maintain a low discount environment.

Net income attributable to THOR Industries and diluted earnings per share for the fourth quarter of fiscal 2022 were $280.9 million and $5.15, respectively, compared to $230.3 million and $4.12, respectively, for the prior-year period.

Fiscal Year 2022 Financial Results

Net sales for fiscal year 2022 were $16.31 billion compared to $12.32 billion for fiscal year 2021, an increase of 32.4%. The increase in consolidated net sales is primarily due to the increase in product demand, selling price increases to offset known and anticipated material cost increases, and the impact of acquisitions. The addition of Airxcel, acquired in September 2021, accounted for $501.1 million of the $3.99 billion increase in net sales, or 4.1% of the 32.4% increase. In addition, the acquisition of the Tiffin Group, acquired on December 18, 2020, accounted for $505.5 million of the $3.99 billion increase, or 4.1% of the 32.4% increase, as fiscal 2022 includes twelve months of operations compared to six and one-half months in fiscal 2021.

Net income attributable to THOR in fiscal year 2022 was $1.14 billion, or $20.59 per diluted share, compared to net income attributable to THOR of $659.9 million, or $11.85 per diluted share, in fiscal year 2021.

The Company’s annual effective income tax rate for fiscal 2022 was 22.0% compared with 21.8% for fiscal 2021. The primary reason for the increase relates to the jurisdictional mix of foreign and domestic pretax income between the comparable periods.

Net cash provided by operating activities for fiscal 2022 was $990.3 million compared to $526.5 million in fiscal 2021. The increase in net cash provided by operating activities for fiscal 2022 was driven by an increase in net income, partially offset by higher working capital levels, which were impacted by an increase in inventory, including ongoing supply constraints causing work in process and other inventory categories to increase. The Company leveraged its strong net cash from operations to deploy capital in a disciplined and balanced approach, utilizing cash generated to reinvest in the business, pay its regular dividend, reduce its debt obligations, repurchase shares of its common stock and fund strategic acquisitions.

Segment Results

North American Towable RVs

($ in thousands)	Three Months Ended July 31,		%	Fiscal Years Ended July 31,		%
	2022	2021	Change	2022	2021	Change
Net Sales	$1,795,886	$1,730,601	3.8	$8,661,945	$6,221,928	39.2
Gross Profit	$273,136	$308,928	(11.6)	$1,512,298	$1,020,908	48.1
Gross Profit Margin %	15.2	17.9		17.5	16.4
Income Before Income Taxes	$181,662	$202,212	(10.2)	$1,050,536	$658,964	59.4

	As of July 31,		%
($ in thousands)	2022	2021	Change
Order Backlog	$2,571,009	$9,284,229	(72.3)

North American Motorized RVs

($ in thousands)	Three Months Ended July 31,		%	Fiscal Years Ended July 31,		%
	2022	2021	Change	2022	2021	Change
Net Sales	$1,024,768	$823,148	24.5	$3,979,647	$2,669,391	49.1
Gross Profit	$184,146	$106,247	73.3	$654,052	$345,755	89.2
Gross Profit Margin %	18.0	12.9		16.4	13.0
Income Before Income Taxes	$127,376	$62,289	104.5	$436,604	$202,057	116.1

	As of July 31,		%
($ in thousands)	2022	2021	Change
Order Backlog	$3,436,629	$4,014,738	(14.4)

European RVs

($ in thousands)	Three Months Ended July 31,		%	Fiscal Years Ended July 31,		%
	2022	2021	Change	2022	2021	Change
Net Sales	$806,724	$969,888	(16.8)	$2,887,453	$3,200,079	(9.8)
Gross Profit	$152,569	$153,678	(0.7)	$409,987	$440,855	(7.0)
Gross Profit Margin %	18.9	15.8		14.2	13.8
Income Before Income Taxes	$74,868	$67,873	10.3	$87,116	$116,576	(25.3)

	As of July 31,		%
($ in thousands)	2022	2021	Change
Order Backlog	$2,753,602	$3,559,097	(22.6)

Management Commentary

“During the fourth quarter of fiscal 2022, we delivered solid results despite reduced production volumes for North American towable products and ongoing chassis supply constraints which continued to constrain motorized production volumes. We achieved yet another quarter of year-over-year net sales and earnings growth in addition to delivering consolidated gross profit margin of 17.5%. These results demonstrate strong operational execution and the resiliency of our business model, which enables THOR to outperform across the economic cycle,” said Todd Woelfer, Senior Vice President and Chief Operating Officer.

“Within our North American Towables segment, we were proactive in dialing back towable production in the fourth quarter to align with softening demand through the reduction of daily production rates, the shortening of production schedules and the temporary consolidation of certain production facilities. We continued to maintain consistent controls on our cost structure and improve labor efficiencies to partially offset the current competitive pricing environment for towable products. Within our North American Motorized segment, a focus on product introductions allowed us to approach 50% market share for the first six months of calendar 2022. In fact, we have gained market share in both our North America Towables and North American Motorized segments in calendar 2022 and now hold market share leading positions in every North American RV product category in which we participate. Lastly, within our European segment, despite net sales being down due to continued chassis supply challenges by 16.8% on a reported basis and down 4.4% on a constant currency basis, we undertook strong pricing actions to help offset material cost pressures and drive gross margin improvement in the quarter. As an enterprise, our performance continues to match our strategic focus of core improvement and continues to outperform expectations,” continued Woelfer.

“Our record fiscal year operating results generated cash flow from operations of $990.3 million in fiscal 2022, which provided us funding to reinvest into the business, further strengthen our balance sheet through debt paydowns, and return capital to shareholders through dividends and share repurchases. During fiscal 2022, we continued to reduce our overall debt with principal payments of $332.9 million on our Term Loan and repurchased $165.1 million of our common stock. In June 2022, the Board of Directors approved an additional authorization for share repurchases and as a result, as of July 31, 2022, the remaining amount of the common stock that may be repurchased under the Company’s buyback program is $533.2 million,” said Colleen Zuhl, Senior Vice President and Chief Financial Officer.

“Our balance sheet remains in excellent condition, as we ended the year with total liquidity of $1.19 billion, including cash and cash equivalents of $311.6 million and $874.0 million available under our ABL. We believe our strong liquidity and strong cash generation profile will allow us to operate from a position of financial strength going forward as we navigate near-term market dynamics,” added Zuhl.

Outlook

“As we enter our fiscal 2023, there remains a level of uncertainty in respect to near-term economic growth and consumer demand. While we navigate this volatility, our experienced operating management teams and proven business model give us a distinct advantage in an ever-changing market. We remain confident in the resiliency of our business model based on our past performance over previous economic cycles, the strength and experience of our management teams, and our discipline to remain focused on what we can control. Within our North American Towables segment, we are focused on assisting our independent dealers in maintaining appropriate inventory levels of THOR products. In advance of Dealer Open House, our operating teams proactively adjusted production to ensure wholesale shipments were appropriately aligned with retail sales in order to position dealers' inventories favorably as they enter the new model year. Within our North American Motorized and European segments, dealer inventory levels remain near historically low levels, and the need to restock channel inventory will serve as a tailwind in fiscal 2023. We also remain committed to providing new and innovative products across the portfolio, and we are excited to hear the feedback from our dealer partners coming out of this year’s Dealer Open House,” continued Martin.

“While we successfully manage through the short-term economic uncertainties, we continue to manage the business for the long term. We continue to pursue and build out our automation, innovation and aftermarket strategies in order to remove industry friction points and enhance the RV lifestyle and experience for the end consumer. Our continued focus on making the RV lifestyle attractive to consumers provides a foundation for the long-term growth trajectory of the RV industry. Our long-term focus, combined with our size and scale as the global pure-play leader in the RV industry, positions THOR to outperform the industry in fiscal 2023 and beyond,” added Martin.

Fiscal 2023 Guidance

Going forward, THOR plans to begin providing annual guidance. Due to the concurrent timing of our annual Dealer Open House and year-end earnings release, the Company will provide its annual guidance for the full-year fiscal 2023 following the conclusion of the Dealer Open House and in conjunction with our first quarter fiscal 2023 earnings release.

Supplemental Earnings Release Materials

THOR Industries has provided a comprehensive question and answer document, as well as a PowerPoint presentation, relating to its quarterly results and other topics.

To view these materials, go to http://ir.thorindustries.com.

About THOR Industries, Inc.

THOR Industries is the sole owner of operating companies which, combined, represent the world’s largest manufacturer of recreational vehicles.

For more information on the Company and its products, please go to www.thorindustries.com.

Forward-Looking Statements

This release includes certain statements that are “forward-looking” statements within the meaning of the U.S. Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements are made based on management’s current expectations and beliefs regarding future and anticipated developments and their effects upon THOR, and inherently involve uncertainties and risks. These forward-looking statements are not a guarantee of future performance. We cannot assure you that actual results will not differ materially from our expectations. Factors which could cause materially different results include, among others: the impact of inflation on the cost of our products as well as on general consumer demand; the effect of raw material and commodity price fluctuations, and/or raw material, commodity or chassis supply constraints; the impact of war, military conflict, terrorism and/or cyber-attacks, including state-sponsored or ransom attacks; the impact of sudden or significant adverse changes in the cost and/or availability of energy or fuel, including those caused by geopolitical events, on our costs of operation, on raw material prices, on our independent dealers or on retail customers; the impact of sudden or significant adverse changes in the cost and/or availability of energy or fuel, including those caused by geopolitical events, on our costs of operation, on raw material prices, on our independent dealers or on retail customers; the dependence on a small group of suppliers for certain components used in production, including chassis; interest rate fluctuations and their potential impact on the general economy and, specifically, on our profitability and on our independent dealers and consumers; the extent and impact from the continuation of the COVID-19 pandemic, along with the responses to contain the spread of the virus, or its variants, by various governmental entities or other actors, which may have negative effects on retail customer demand, our independent dealers, our supply chain, our labor force, our production or other aspects of our business; the ability to ramp production up or down quickly in response to rapid changes in demand while also managing costs and market share; the level and magnitude of warranty and recall claims incurred; the ability of our suppliers to financially support any defects in their products; legislative, regulatory and tax law and/or policy developments including their potential impact on our independent dealers, retail customers or on our suppliers; the costs of compliance with governmental regulation; the impact of an adverse outcome or conclusion related to current or future litigation or regulatory investigations; the impact of an adverse outcome or conclusion related to current or future litigation or regulatory investigations; public perception of and the costs related to environmental, social and governance matters; legal and compliance issues including those that may arise in conjunction with recently completed transactions; lower consumer confidence and the level of discretionary consumer spending; the impact of exchange rate fluctuations; restrictive lending practices which could negatively impact our independent dealers and/or retail consumers; management changes; the success of new and existing products and services; the ability to maintain strong brands and develop innovative products that meet consumer demands; the ability to efficiently utilize existing production facilities; changes in consumer preferences; the risks associated with acquisitions, including: the pace and successful closing of an acquisition, the integration and financial impact thereof, the level of achievement of anticipated operating synergies from acquisitions, the potential for unknown or understated liabilities related to acquisitions, the potential loss of existing customers of acquisitions and our ability to retain key management personnel of acquired companies; a shortage of necessary personnel for production and increasing labor costs and related employee benefits to attract and retain production personnel in times of high demand; the loss or reduction of sales to key independent dealers; disruption of the delivery of units to independent dealers; increasing costs for freight and transportation; the ability to protect our information technology systems from data breaches, cyber-attacks and/or network disruptions; asset impairment charges; competition; the impact of losses under repurchase agreements; the impact of the strength of the U.S. dollar on international demand for products priced in U.S. dollars; general economic, market and political conditions in the various countries in which our products are produced and/or sold; the impact of changing emissions and other related climate change regulations in the various jurisdictions in which our products are produced, used and/or sold; changes to our investment and capital allocation strategies or other facets of our strategic plan; and changes in market liquidity conditions, credit ratings and other factors that may impact our access to future funding and the cost of debt.

These and other risks and uncertainties are discussed more fully in Item 1A of our Annual Report on Form 10-K for the year ended July 31, 2022.

We disclaim any obligation or undertaking to disseminate any updates or revisions to any forward-looking statements contained in this release or to reflect any change in our expectations after the date hereof or any change in events, conditions or circumstances on which any statement is based, except as required by law.

THOR INDUSTRIES, INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
FOR THE THREE MONTHS AND FISCAL YEARS ENDED JULY 31, 2022 AND 2021
($000’s except share and per share data) (Unaudited)

	Three Months Ended July 31,				Fiscal Years Ended July 31,
	2022	% Net Sales(1)	2021	% Net Sales(1)	2022	% Net Sales(1)	2021	% Net Sales(1)

Net sales	$3,821,766		$3,592,968		$16,312,525		$12,317,380

Gross profit	$667,887	17.5%	$595,964	16.6%	$2,806,030	17.2%	$1,894,973	15.4%

Selling, general and administrative expenses	271,453	7.1%	250,130	7.0%	1,116,462	6.8%	869,916	7.1%

Amortization of intangible assets	39,658	1.0%	30,073	0.8%	156,946	1.0%	117,183	1.0%

Interest expense, net	22,576	0.6%	18,959	0.5%	90,092	0.6%	93,545	0.8%

Other income, net	4,162	0.1%	4,822	0.1%	17,334	0.1%	30,252	0.2%

Income before income taxes	338,362	8.9%	301,624	8.4%	1,459,864	8.9%	844,581	6.9%

Income taxes	56,575	1.5%	70,302	2.0%	321,621	2.0%	183,711	1.5%

Net income	281,787	7.4%	231,322	6.4%	1,138,243	7.0%	660,870	5.4%

Less: net income attributable to non-controlling interests	844	—%	1,042	—%	439	—%	998	—%

Net income attributable to THOR Industries, Inc.	$280,943	7.4%	$230,280	6.4%	$1,137,804	7.0%	$659,872	5.4%

Earnings per common share
Basic	$5.17		$4.16		$20.67		$11.93
Diluted	$5.15		$4.12		$20.59		$11.85

Weighted-avg. common shares outstanding – basic	54,311,598		55,366,241		55,034,653		55,333,959
Weighted-avg. common shares outstanding – diluted	54,543,061		55,903,339		55,264,046		55,687,253

(1)Percentages may not add due to rounding differences

SUMMARY CONDENSED CONSOLIDATED BALANCE SHEETS ($000’s) (Unaudited)

	July 31, 2022	July 31, 2021		July 31, 2022	July 31, 2021
Cash and equivalents	$311,690	$448,706	Current liabilities	$1,755,916	$1,794,785
Accounts receivable, net	944,181	949,932	Long-term debt	1,754,239	1,594,821
Inventories, net	1,754,773	1,369,384	Other long-term liabilities	297,323	316,376
Prepaid income taxes, expenses and other	51,835	35,501	Stockholders’ equity	3,600,654	2,948,106
Total current assets	3,062,479	2,803,523
Property, plant & equipment, net	1,258,159	1,185,131
Goodwill	1,804,151	1,563,255
Amortizable intangible assets, net	1,117,492	937,171
Deferred income taxes and other, net	165,851	165,008
Total	$7,408,132	$6,654,088		$7,408,132	$6,654,088

Contact:
Michael Cieslak, CFA
mcieslak@thorindustries.com
(574) 294-7724